Registration No. 33-96716

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                     POST-EFFECTIVE AMENDMENT NO. 1 TO
                                 Form S-1
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                   ESSEX HOSPITALITY ASSOCIATES IV L.P.
            (Exact name of registrant as specified in charter)

         New York                                                      7011
(State or other jurisdiction of incorporation or organization) (Primary Standard
                                                               Industrial
                                                               Classification
                                                                      Code No.)

         16-148563                                 100 Corporate Woods
    (IRS Employer ID No.)                          Rochester, New York 14623
                                                    (716) 272-2300
             Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                            Essex Partners Inc.
                         John E. Mooney, President
                            100 Corporate Woods
                         Rochester, New York 14623
                             (716) 272-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              with copies to:
                          Thomas E. Willett, Esq.
                        Harris Beach & Wilcox, LLP
                           130 East Main Street
                         Rochester, New York 14604
                              (716) 232-4440

 Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. __X__

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ____.

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.________.

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ____.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8(a), may determine.


          Page 1 of 79 pages.  Exhibit Index is on Page 75.

        1                     Essex Hospitality Associates IV L.P.

                     Post-Effective Amendment No. 1 Dated
                         August 7, 1996 to Prospectus
                           Dated November 24, 1995

     This Amendment is intended to modify, and must be used in conjunction with, the Prospectus of Essex Hospitality Associates IV L.P. (the "Partnership") dated November 24, 1995. The Prospectus must be read in conjunction with this Amendment No. 1.


Management's Discussion and Analysis or Plan of Operation

The Partnership was formed on August 30, 1995. Since its formation, the Partnership has been involved in raising capital, investing in another limited partnership developing a hotel property, and in the acquisition and development of properties.

The Partnership acquired a site in Warwick, Rhode Island in December, 1995 for $516,608, including closing-related costs, upon which it intends to build an 80-room Homewood Suites hotel. See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties -- Warwick Property." The Partnership received a Commitment to Issue a Homewood Suites License Agreement from Promus Hotel Corporation, the Franchisor, for an 80-suite Homewood Suites. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts." The General Partner currently is in the process of selecting the general contractor and anticipates starting construction by September, 1996. The total cost of the project is expected to be approximately $7.5 million, including the cost of the land, construction and furnishings, architectural and engineering costs, financing-related costs, construction interest, insurance and pre-opening expenses. The General Partner expects to secure first mortgage financing from institutional lenders or affiliates of Franchisors ("External Financing"), however, no External Financing source has issued a commitment to lend funds to the Partnership for construction or permanent financing of the hotel. The hotel is expected to open in the spring of 1997. With respect to the market, an 80-room Mainstay Suites hotel, a mid-price extended stay hotel, is to begin construction later this summer in Warwick near the Partnership's site, which will increase the number of competitive rooms in the area to approximately 955. See "THE PARTNERSHIP'S BUSINESS" AND "RISK FACTORS."

The Partnership acquired a site in Solon, Ohio in December, 1995 for $590,600, including closing-related costs, upon which it intends to build a 100-room Hampton Inn. See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties -- Solon Property." The Partnership originally had intended to build a 100-room Hampton Inn & Suites, however, after receiving bids from prospective general contractors, the General Partner concluded that the construction cost of the Hampton Inn & Suites was too high relative to the room rates which could be charged in the Solon area. Based on its knowledge of the Solon market, the General Partner believes a Hampton Inn can be built and operated more successfully.

        2   The General Partner secured approval from the Promus Hotel
Corporation, the Franchisor, to change brand designations, and the Partnership received a Commitment Agreement for a Hampton Inn franchise. The General Partner expects to start construction in the fall of 1996 and open in the spring of 1997. The total cost of the project is expected to be $6 million. The General Partner expects to secure External Financing, however, no External Financing source has issued a commitment to lend funds to the Partnership for construction or permanent financing of the hotel. With respect to the market, the General Partner has been advised that a new 170-suite Residence Inn hotel to be located in the Beachwood area, six miles from the Partnership's site, is in the planning stages. Because Residence Inn is an up-scale extended stay hotel, this property is not expected to compete directly with the Partnership's hotel. See "THE PARTNERSHIP'S BUSINESS" and "RISK FACTORS."

The Partnership acquired a partnership interest in Essex Glenmaura L.P. ("Essex Glenmaura") in the first quarter of 1996. See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties -- The Essex Glenmaura Investment." It acquired 12.5 units of limited partnership interest for $1,250,000 for a 54.3% ownership interest. Essex Glenmaura is constructing a 120-room Courtyard by Marriott near Scranton, Pennsylvania. The hotel is expected to open in August, 1996. The total cost of the project is estimated to be approximately $8.3 million, which is being funded by $2.3 million of partner equity, of which Essex Partners, also the general partner of Essex Glenmaura, contributed $100,000, $1.5 million of unsecured notes and a $4.5 million construction mortgage loan provided by a bank. The construction loan, which bears interest at prime plus 0.75%, will be replaced by a permanent mortgage loan to be provided by Marriott International Capital Corporation. The permanent mortgage loan is expected to close in October, 1996 and the key terms of the permanent loan include a five year term, 20-year amortization period, and interest either floating at 325 basis points over 30-day LIBOR or fixed at 325 basis points over the five-year treasury rates. With respect to the market, the General Partner is aware of the addition of a new 101-room Comfort Suites hotel at the same exit as the Essex Glenmaura hotel, which is expected to open sometime in 1997. See "THE PARTNERSHIP'S BUSINESS" and "RISK FACTORS."

The General Partner is evaluating other potential sites to be acquired by the Partnership, however, it has not identified any additional property for acquisition. See"RISK FACTORS."

The Partnership currently is offering up to $6,000,000 of Subordinated Notes and up to $5,000,000 of Limited Partnership Units ("Units") for sale to investors pursuant to the Prospectus and, while the Partnership also may offer up to $10,000,000 of Mortgage Notes, no Mortgage Notes have been offered or sold. Through July 31, 1996, the Partnership had received gross offering proceeds of approximately $6,733,000, including $4,905,000 from the sale of Subordinated Notes and approximately $1,828,000 from the sale of Units. The Partnership currently does not have sufficient funds to complete construction of the two properties. Although additional funding is not assured, based on the rate funds are being raised, the timing of construction, and the expected availability of External Financing, the Partnership anticipates sufficient funds will be available to pay for construction and for future property acquisitions when required.

        3    Updated Franchisor Information

Courtyard by Marriott
Started in 1983, there currently are 271 Courtyard by Marriott hotels open and operating. According to the Franchisor the average occupancy rate system-wide was 79.6% in 1995 and the average daily rate was $72.56. These results compared favorably to those experienced by the mid-price segment, which reported an average occupancy rate of 65% and an average daily rate of $59 in 1995. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts --Courtyard by Marriott."

For franchise applications submitted after June 30, 1996, the franchise application fee was increased to the greater of $40,000 or $400 per room, the royalty fee was increased to 5.5% of gross room revenues and a pre-opening fee of up to $60,000 will be charged. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Fairfield Inn by Marriott
Started in 1987, there currently are 265 Fairfield Inn hotels open and operating. According to the Franchisor the average occupancy rate system-wide was 77.1% in 1995 and the average daily rate was $48. These results compared favorably to those experienced by the upper economy segment which reported an average occupancy rate of 66% and an average daily rate of $47.50. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Fairfield Inn by Marriott."

For franchise applications submitted after June 30, 1996, a pre-opening fee of up to $21,000 will be charged. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Hampton Inn
Started in 1984, there were 563 Hampton Inns open and operating as of June 30, 1996. The Franchisor has advised the Partnership that system-wide occupancy rates averaged 75.3% in 1995 with an average daily rate of $56.95. For 1995, the midscale segment reported an average occupancy rate of 65% and an average daily rate of $59, and the upper economy segment reported an average occupancy rate of 66% and an average daily rate of $47.50. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Hampton Inn."

Effective April 1, 1996, the franchise application fee was increased to the greater of $45,000 or $45 per room. See "THE PARTNERSHIP'S BUSINESS-- Franchise Agreements."

Homewood Suites
The first Homewood Suites hotel opened in 1989, and as of June 30, 1996 there were 33 Homewood Suites open and operating. The Franchisor has advised the Partnership that system-wide occupancy rates averaged 78.2% in 1995 at an average daily rate of $81.82. This compared favorably to hotels in the lower end of the upscale segment which reported an average occupancy rate of 73.8% in 1995 and an average daily rate of $78.66. The pure extended stay hotel segment reported an average occupancy rate of 83.4% and an average daily rate of $81.44 for 1995. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts
- -- Homewood Suites."

Effective April 1, 1996, the franchise application fee was increased to the greater of $45,000 or $45 per room. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

         4    Hampton Inn & Suites
Started in 1993, there were nine Hampton Inn & Suites open and operating as of June 30, 1996. An insufficient number of properties were open for all of 1995 to provide meaningful operating results for the year. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Hampton Inn & Suites."

Effective April 1, 1996, the franchise application fee was increased to the greater of $45,000 or $45 per room. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Microtel Inn
The first Microtel Inn hotel opened in 1989, and there currently are 27 open and operating. An additional 16 are scheduled to open in 1996. Microtels owned by affiliates of the General Partner opened all year in 1995 had an average occupancy rate of 69.6% and an average daily rate of $35.83. This compared favorably to 1995 results for the economy sector which reported an average occupancy rate of 61.6% and an average daily rate of $33.99. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Microtel Hotel."

         5              Tax Status of the Partnership


     On May 13, 1996, the IRS issued proposed regulations which simplify the rules governing the tax status of the Partnership. These proposed regulations have been generally referred to as the "Check the Box" regulations and allow entities like the Partnership to elect to be taxed either as a partnership or as a corporation.

     The "Check the Box" regulations generally will be applicable to taxpayers only after they are issued as final regulations. A public hearing is scheduled for August 21, 1996 and it is not possible to predict when this will occur. However, the proposed regulations contain a "safe harbor" effective date which, in the opinion of Harris Beach & Wilcox, LLP, provides that the Partnership's right to be taxed as a partnership (and not as a corporation) will not be challenged by the IRS. See "TAX CONSIDERATIONS--Discussion of Tax Consequences of Owning Limited Partnership Units--Tax Status of the Partnership."

     Section 7704 of the Code, created by the Omnibus Budget Reconciliation Act of 1987, provides that a "publicly traded partnership" will be taxed as a corporation. In Notice 88-75, 1988-2C.B. 386, the IRS announced a number of positions it would take in regulations issued with respect to Section 7704. Proposed regulations were issued on May 2, 1995 and final regulations were issued on November 29, 1995.

     The final regulations made material and adverse changes to the proposed regulations. However, a favorable change made by the final regulations is that the Partnership will not be a "publicly traded partnership" unless:

     "(a) The partnership participates in the establishment of the market or the inclusion of its interests thereon; or
     (b) The partnership recognizes any transfers made on the market by: (i) redeeming the transferor partner (in the case of a redemption or repurchase by the Partnership); or (ii) admitting the transferee as a partner or otherwise recognizing any rights of the transferee, such as a right of the transferee to receive partnership distributions (directly or indirectly) or to acquire an interest in the capital or profits of the partnership." treas. reg. 1.7704-1(d)

     The Partnership Agreement grants the General Partner broad powers to prohibit the assignment of Units if the assignment would risk the Partnership being a "publicly traded partnership."  The
General Partner will not participate in the establishment of a market (as that word is used in the final regulations) for the
Units or in the inclusion of Units on a market.  In addition, the
General Partner will not recognize transfers made on the market.
Based on the General Partner's representations, Harris Beach &
Wilcox, LLP is of the opinion that the Partnership is not a
        6   "publicly traded partnership" as that phrase is used in Section
7704.  See "TAX CONSIDERATIONS--Discussion of Tax Consequences of
Owning Limited Partnership Units--Tax Status of the Partnership."

                          At Risk Rules


     The Partnership holds a 54.3% limited partner interest in Essex Glenmaura. Essex Glenmaura in turn is constructing a 120-room Courtyard by Marriott near Scranton, Pennsylvania. Essex Glenmaura borrowed $4.5 million from a bank pursuant to a construction loan agreement and has an agreement with Marriott International Capital Corporation to refinance the bank loan. The refinancing is expected to close in October, 1996.

     Because principals of the General Partner have guaranteed the bank loan and are required to guarantee the Marriott loan, the Limited Partners will not be "at risk" with respect to any amounts
borrowed by the Partnership under either loan.   See "TAX
CONSIDERATIONS--Discussion of Tax Consequences of Owning Limited Partnership Units--At Risk Rules."

                             EXPERTS

The financial statements of Essex Hospitality Associates IV L.P.
as of and for the period ending December 31, 1995 and the financial statements of Essex Partners Inc. as of and for the years ended December 31, 1995 and 1994 have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Essex Glenmaura L.P. as of and for the period ending December 31, 1995 have been included herein in reliance upon the report of Coopers & Lybrand, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         7            INDEX TO FINANCIAL STATEMENTS

Financial Statements of the General Partner

- -  Report of Independent Auditors - 1995 and 1994                          F-1
- -  Balance Sheets as of December 31, 1995 and 1994                         F-2
- -  Statements of Income and Changes in Retained Earnings for
      the years ended December 31, 1995 and 1994                           F-3
- -  Statements of Cash Flows for years ended December 31, 1995 and 1994     F-4
- -  Notes to Financial Statements                                           F-6

Financial Statements of the Partnership

- -  Report of Independent Auditors                                          F-12
- -  Balance Sheet as of December 31, 1995                                   F-13
- -  Statement of Changes in Partners' Capital for
      the period August 30, 1995 through December 31, 1995                 F-14
- -  Statement of Cash Flows for the period August 30, 1995 through
      December 31, 1995                                                    F-15
- -  Notes to Financial Statements                                           F-18

Financial Statements of Essex Glenmaura, LP

- -  Report of Independent Auditors                                          F-24
- -  Balance Sheet as of December 31, 1995                                   F-25
- -  Statement of Income the period May 18, 1995 through December 31, 1995   F-26
- -  Statement of Changes in Partners' Capital for the period May 18, 1995
     through December 31, 1995                                             F-27
- -  Statement of Cash Flows for the period May 18, 1995 through
        December 31, 1995                                                  F-28
- -  Notes to Financial Statements                                           F-29


        8                    ESSEX PARTNERS INC.
                       (A Wholly Owned Subsidiary of
                       Essex Investment Group, Inc.)

                           Financial Statements

                        December 31, 1995 and 1994

                (With Independent Auditors  Report Thereon)





        9   Independent Auditors  Report



The Board of Directors of
Essex Partners Inc.:


We have audited the accompanying balance sheets of Essex Partners Inc. (a wholly owned subsidiary of Essex Investment Group, Inc.) as of December 31, 1995 and 1994, and the related statements of income and changes in retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Essex Partners Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





         February 23, 1996                        /s/ KPMG Peat Marwick LLP
                                                  --------------------------
                                                  KPMG Peat Marwick LLP

        10               ESSEX PARTNERS INC.
         (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                           Balance Sheets

                    December 31, 1995 and 1994

              Assets                                   1995         1994
 Current assets:
    Cash and cash equivalents                    $    915,433      517,381
    Advances receivable from partnerships             355,546      434,901
    Prepaid and other                                  33,391        8,471
                                                    ---------     ---------
                     Total current assets           1,304,370       960,753

 Noncurrent receivables from partnerships             210,927       169,935
 Deferred tax asset                                    48,000           -
 Due from parent                                         -           87,038
 Office furniture and equipment, less accumulated
  depreciation of $49,162 in 1995 and $25,834 in 1994  100,466       98,278
 Hotel franchise rights                                  -          375,000
 Investments in partnerships                           415,257      328,117
                                                    -----------    ---------
                                                   $ 2,079,020    2,019,121
                                                   ============   ==========
       Liabilities and Stockholder s Investment

 Current liabilities:
    Accounts payable and accrued expenses              185,380       18,484
    Accrued partnership contributions                    -           11,000
                                                      --------     ---------
                     Total current liabilities         185,380       29,484
                                                      --------     ---------
 Noncurrent accrued partnership contributions          163,542      161,568
 Long-term debt, excluding current portion                -         275,000
                                                      --------      --------
                                                       163,542      436,568
                                                      --------     ---------
 Commitments and contingencies (note 7)

 Stockholder's investment:
    Common stock, par value $.01, authorized
    2,000,000 shares;
   100 shares issued and outstanding                     1             1
         Paid-in capital                                999           999
         Retained earnings                           1,729,098     1,552,069
                                                    ----------    ----------
            Total stockholder's investment           1,730,098     1,553,069
                                                    ----------     ---------
                                                   $ 2,079,020     2,019,121
                                                    ==========    ==========

    See accompanying notes to financial statements.


       11                ESSEX PARTNERS INC.
         (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

         Statements of Income and Changes in Retained Earnings
             For the years ended December 31, 1995 and 1994

                                                      1995          1994
Revenues:
   Organization, property acquisition, disposition
      and development fees                          $ 1,269,313    1,131,502
   Management and administrative fees                   995,237      758,249
   Equity income of partnerships and other               29,752      305,742
                                                     ----------    ----------
                  Total revenues                      2,294,302     2,195,493
                                                     ==========    ==========
Operating expenses:
    Personnel                                         1,192,018     1,037,386
    Office operations                                   151,749       134,036
    Occupancy                                           117,711        91,445
    Sales and marketing                                 164,217        71,379
    Professional fees                                    51,626        83,174
    Provision for losses on investments in and
     receivables from partnerships                      155,212       135,140
                                                      ---------      --------
                  Total operating expenses            1,832,533     1,552,560
                                                      =========     =========
                  Income from operations                461,769       642,933
                                                      ---------     ---------
Other income (expense):
    Interest income                                      30,942        15,226
    Interest expense                                   (102,282)      (82,532)
    Loss on sale of hotel franchise rights             (150,000)          -
                                                       ---------     ---------
                                                       (221,340)      (67,306)
                                                       ---------     ---------
                   Income before income taxes
                        and extraordinary item          240,429       575,627

Income taxes                                            111,000       245,000
                                                       --------      --------
                   Income before extraordinary item     129,429       330,627

Extraordinary item - gain on forgiveness of debt,
         net of income tax expense of $40,000            60,000          -
                                                       --------       -------

                   Net income                           189,429       330,627

Retained earnings, beginning of year                  1,552,069       976,442
Adjustment pursuant to tax sharing arrangement          137,600       245,000
Dividend to parent                                     (150,000)         -
                                                      ----------     --------
Retained earnings, end of year                      $ 1,729,098     1,552,069
                                                    ============   ===========

See accompanying notes to financial statements.



       12                  ESSEX PARTNERS INC.
      (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                        Statements of Cash Flows

                 For the years ended December 31, 1995 and 1994

                                                          1995        1994
Cash flows from operating activities:
   Net income                                         $ 189,429      330,627
   Adjustments to reconcile net income to net cash
     provided by operating activities:
        Depreciation                                     23,328       11,670
        Extraordinary gain on forgiveness of debt      (100,000)         -
        Adjustment pursuant to tax sharing arrangement  137,600      245,000
        Deferred income taxes                           (48,000)         -
        Equity income of partnerships                   (29,752)    (352,952)
        Provision for losses on investments in and
          receivables from partnerships                 155,212      135,140
        Loss on sale of hotel franchise rights          150,000         -
        Cash provided (used) by changes in:
          Prepaid and other current assets              (24,920)         979
          Accounts payable and accrued expenses         166,896      (22,417)
                                                       ---------     --------
            Net cash provided by operating activities   619,793      348,047
                                                       ---------     --------
Cash flows from investing activities:
    Advances to partnerships, net                      (116,849)     (29,897)
    Distributions from partnerships                      33,386      387,863
    Investments in partnerships                         (99,800)     (35,046)
    Purchase of office furniture and equipment          (25,516)     (84,142)
    Proceeds from sale of hotel franchise rights        225,000     (100,000)
    Net payments received from parent                    87,038      279,153

            Net cash provided by investing activities   103,259      417,931
                                                      ---------     ---------
Cash flows from financing activities:
     Repayment of debt                                 (175,000)    (638,500)
     Dividend to parent                                (150,000)        -
                                                      ----------   ----------
            Net cash used in financing activities      (325,000)    (638,500)
                                                      ----------   ----------
            Net increase in cash and cash equivalents   398,052      127,478

Cash and cash equivalents, beginning of year            517,381      389,903
                                                       ---------    ---------
Cash and cash equivalents, end of year                $ 915,433      517,381
                                                      ==========    =========

                                                             (Continued)

        13                ESSEX PARTNERS INC.
         (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                  Statements of Cash Flows, Continued


                                                         1995         1994
 Supplemental disclosure of cash flow information:
     Interest paid                                    $ 102,282       82,532
                                                     ==========      ========
Supplemental schedule of noncash investing and
     financing activities:
       Note issued in connection with acquisition
           of hotel franchise rights                 $     -          275,000
       Accrued partnership contributions             $   12,419        36,560
                                                     ==========      ========

 See accompanying notes to financial statements.


       14              ESSEX PARTNERS INC.
      (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                   Notes to Financial Statements

                     December 31, 1995 and 1994



(1)  Description of Business and Summary of Significant Accounting Policies

         Essex Partners Inc. (the Company) is the managing general partner of real estate partnerships. In addition to revenues earned as an investor, the Company receives management, administrative, development and other fees for services rendered to the partnerships.

         The Company s parent, Essex Investment Group, Inc. (Essex), is an integrated financial services and real estate company that develops and markets a broad range of investment and insurance products and services for individuals, businesses and individual pension accounts.

         Cash Equivalents

         Cash equivalents consist of money market accounts with an initial term of three months or less.

         Investments in Partnerships

         Investments in partnerships are accounted for by the equity method. Any initial partnership capital contribution required by the Company which is payable out of future distributions to the Company is accrued. Any residual interest in partnership assets (which may range up to an additional 20% interest) is not recorded until received.

         Income Taxes

         Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.

         The Company is included in the consolidated federal and combined New York State income tax returns of Essex. Essex allocates current federal and state income taxes on a prorata basis to only its subsidiaries which have taxable income.
         Any difference between current income taxes determined on a separate company basis in accordance with the asset and liability method and the amount allocated to the Company by Essex is reflected as an adjustment of retained earnings.



        15                  ESSEX PARTNERS INC.
      (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                     Notes to Financial Statements



(1)      Description of Business and Summary of Significant
         Accounting Policies (continued)

         Use of Estimates

         Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


(2)      Advances Receivable from Partnerships

         The Company makes advances to partnerships in connection with the acquisition and construction of real estate and operation of certain partnerships. The Company also earns management and administrative fees from the partnerships. Such receivables, which are generally due on demand and unsecured at December 31, 1995 and 1994, are summarized as follows:


             Partnership Advances              1995        1994
         Essex-Ashford River Oaks L.P.      $ 267,086     100,786
         Essex Albion Credits L.P.            168,107         -
         Essex Geneseo Associates L.P.        101,211     124,628
         Essex Microtel LeRay L.P.               -        140,015
         Others                               270,069     339,407
                                            ---------    --------
                                              806,473     704,836

    Allowance for uncollectible advances     (240,000)   (100,000)
                                            ----------   ---------
                                              566,473     604,836

         Less current portion                (355,546)   (434,901)
                                             ---------   ---------
                                            $ 210,927     169,935
                                            ==========   =========

The carrying value of advances receivable from partnerships, net of the allowance for uncollectible advances, approximates fair value using a discounted cash flow analysis. The approximate fair value of accrued partnership contributions was $100,500 at December 31, 1995 based on a discounted cash flow analysis.

       16                        ESSEX PARTNERS INC.
      (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                  Notes to Financial Statements



(3)      Hotel Franchise Rights

         In 1994, the Company purchased rights to 15 Microtel hotel franchises for $375,000 in exchange for cash of $100,000 and a noninterest-bearing note payable for $275,000. During 1995, the Company sold one franchise right for $25,000 to an affiliate and the remaining 14 rights were resold to the franchisor for $200,000, resulting in a loss of $150,000.
         The Company repaid $175,000 of the related noninterest-bearing note payable and the remaining $100,000 was forgiven, resulting in an extraordinary gain of $60,000, net of the related income tax effect of $40,000.


(4)      Investments in Partnerships

         The Company is a general partner in partnerships which primarily own and operate hotels, apartment buildings and mobile home parks. The Company also earns fees in connection with providing organization, financing, acquisition, development, management, administration and due diligence services to those partnerships. Such fees totaled $2,192,192 in 1995 and $1,688,995 in 1994. In addition, the Company provides managerial and administrative services under contracts with several other entities owned by officers of Essex, earning fees of $72,358 in 1995 and $153,546 in 1994.


(5)      Long-Term Debt

         During 1995, the Company repaid $175,000 of the related noninterest-bearing note payable, and the remaining outstanding balance of $100,000 was forgiven. See note 3.


(6)      Income Taxes

         Total income taxes for the year ended December 31, 1995 and 1994 were allocated as follows:

                                                1995         1994
         Income from operations              $ 111,000      245,000
         Extraordinary item                     40,000         -
                                              --------      -------
                                             $ 151,000      245,000
                                            ==========     =========

       17                               ESSEX PARTNERS INC.
          (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                       Notes to Financial Statements

(6)      Income Taxes (continued)

         The components of income tax expense attributable to income from operations are as follows:

                                        Current      Deferred       Total
     Year ended December 31, 1995:
         Federal                      $ 119,800       (38,500)      81,300
         State                           39,200        (9,500)      29,700
                                      ---------       --------      ------
                                      $ 159,000       (48,000)     111,000
                                     ==========       ========     ========
      Year ended December 31, 1994:
          Federal                       183,000           -        183,000
          State                          62,000           -         62,000
                                        -------       --------     -------
                                      $ 245,000           -        245,000
                                     ==========      =========    ========

         Income tax expense differs from the amounts computed by
         applying the U.S. Federal income tax rate of 34% to income before income taxes and extraordinary item as follows:
                                                       1995           1994
   Computed  expected  tax expense                 $   82,000         196,000
   Increase (decrease) resulting from:
     State taxes, net of federal income tax benefit    19,600          40,900
     Officers  life insurance                           8,600           5,400
     Other                                                800           2,700
                                                       ------         -------
                                                    $ 111,000         245,000
                                                   ==========         =======

         In 1995, Essex allocated $61,400 of consolidated current income tax expense to the Company pursuant to the inter-company tax sharing arrangement. In 1994, no expense or benefit was allocated to the Company. The differences between current income taxes allocated to the Company under the tax sharing arrangement and the amounts reflected above in accordance with the asset and liability method are reflected in the accompanying statements of changes in stockholder s equity as adjustments to retained earnings.

         The deferred tax asset results from temporary differences related to the allowance for uncollectible receivables from partnerships and hotel franchise rights, less a valuation allowance of $48,000 at both December 31, 1995 and 1994.


       18                  ESSEX PARTNERS INC.
          (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                      Notes to Financial Statements



(6)      Income Taxes (continued)

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and estimates of future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance, at December 31, 1995.


(7)      Commitments and Contingencies

         As the Company is a general partner in several partnerships, it may, subject to partnership agreement restrictions, be held liable for all recourse debt and obligations of such partnerships to the extent that the obligations are not funded by the partnerships. The amounts of such contingent liabilities include guarantees of the following partnership obligations at December 31, 1995:

         Essex Microtel Lehigh L.P.

         Mortgage payable to bank, secured by a first
              mortgage on the property                          $ 1,239,000

         Essex Geneseo Associates L.P.

         Mortgage payable to bank, secured by a first
              mortgage on the property                            2,164,000

         Essex Real Estate Partnership Notes

         Mortgage notes payable, secured by first
               mortgage on certain properties                       976,000

         Essex-Ashford River Oaks L.P.

         Mortgage payable to bank, secured by a first
                mortgage on the property                            500,000


       19                 ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                     Notes to Financial Statements



(7)      Commitments and Contingencies (continued)

         Although there is no current plan or intention to do so, the capital of the Company is available for withdrawal by Essex. Summarized consolidated financial information for Essex as of and for the years ended December 31, 1995 and 1994 follows:


                                                    1995           1994
Assets                                            $ 5,100,000      4,100,000
Liabilities                                         4,700,000      3,350,000
Minority interest - convertible preferred stock
   of subsidiary of Essex                               -            701,000
Total stockholders  equity                            360,000         68,000
Revenue                                             9,200,000      7,650,000
Net income                                            300,000        228,000

On behalf of Essex, the Company guarantees a term note payable to a bank of $995,000 at December 31, 1995.


       20           ESSEX HOSPITALITY ASSOCIATES IV L.P.
                     (A New York Limited Partnership)

                           Financial Statements

                             December 31, 1995

                (With Independent Auditors  Report Thereon)



        21                      Independent Auditors  Report



The Partners
Essex Hospitality Associates IV L.P.:


We have audited the accompanying balance sheet of Essex Hospitality Associates IV L.P. (a New York limited partnership) as of December 31, 1995, and the related statements of changes in partners capital and cash flows for the period from August 30, 1995 (date of inception) through December 31, 1995. These financial statements are the responsibility of the Partnership s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Essex Hospitality Associates IV L.P. as of December 31, 1995 and its cash flows for the period from August 30, 1995 (date of inception) through December 31, 1995 in conformity with generally accepted accounting principles.


Rochester, New York              /s/ KPMG Peat Marwick LLP
February 12, 1996                -------------------------
                                 KPMG Peat Marwick LLP


       22                 ESSEX HOSPITALITY ASSOCIATES IV L.P.
                    (A New York Limited Partnership)

                              Balance Sheet

                            December 31, 1995


                   Assets

Investment in real estate, at cost:
   Land                                            $ 1,400,435
   Construction in progress                             26,250
                                                     ---------
                                                     1,426,685
                                                     ---------
Cash and cash equivalents                              628,864

Prepaid expenses and other assets                        5,153

Deferred costs:
    Debt issuance                                       253,841
    Franchise fees                                       80,000
                                                        -------
           Total deferred costs                         333,841
                                                       --------
                                                    $ 2,394,543
                                                      =========
         Liabilities and Partners  Capital

Liabilities:
   Accounts payable and accrued expenses                155,400
   Due to affiliate                                      64,495
   Subordinated notes payable                         1,744,000
                                                      ---------
            Total liabilities                         1,963,895
                                                      ---------
Commitments and contingencies (notes 4 and 5)

Partners  capital                                        519,895
   Less notes receivable from partners                   (89,247)
                                                         -------
            Net partners  capital                        430,648
                                                        --------
                                                     $ 2,394,543
                                                       =========
See accompanying notes to financial statements.



       23             ESSEX HOSPITALITY ASSOCIATES IV L.P.

                       (A New York Limited Partnership)

                    Statement of Changes in Partners' Capital

  Period from August 30, 1995 (date of inception) through December 31, 1995


                                                                      Net
                                    Partners   Capital    Notes      Partners
                              General   Limited  Total   Receivab    Capital
Balance at August 30, 1995 $     -         -       -        -           -

Capital contributions           6,574  650,898  657,472   (89,247)    568,225

Syndication costs                -    (137,477)(137,477)     -       (137,477)

Return of original limited partner's
         contribution             -     (100)    (100)       -         (100)
                                 ----- -------  -------    -------    -------
Balance at December 31, 1995   $ 6,574 513,321  519,895   (89,247)    430,648
                                ====== =======  =======    ======     =======

See accompanying notes to financial statements.



        24          ESSEX HOSPITALITY ASSOCIATES IV L.P.
                      (A New York Limited Partnership)

                        Statement of Cash Flows

Period from August 30, 1995 (date of inception) through December 31, 1995



Cash flows from investing activities:
     Investment in real estate                               $(1,276,438)
     Franchise fees paid                                         (80,000)
                                                             ------------
        Net cash used in investing activities                 (1,356,438)
                                                             ------------
Cash flows from financing activities:
     Proceeds from issuance of subordinated notes payable       1,744,000
     Debt issuance costs                                         (192,737)
     Proceeds from offering of limited partnership units          568,225
     Syndication costs                                           (134,086)
     Return of original partner's contribution                       (100)
                                                              ------------
         Net cash provided by financing activities               1,985,302
                                                              ------------
         Net increase in cash and cash equivalents                 628,864

Cash and cash equivalents - beginning of period                       -
                                                               ------------
Cash and cash equivalents - end of period                      $    628,864
                                                               =============

Supplemental schedule for noncash investing and financing activities:
    Obligations incurred in connection with construction in progress 150,247
    Debt issuance and syndication costs due to affiliate              64,495
    Notes received from general and limited partners               $ 89,247
                                                                    =========

See accompanying notes to financial statements.


        25           ESSEX HOSPITALITY ASSOCIATES IV L.P.
                    (A New York Limited Partnership)

                      Notes to Financial Statements

                            December 31, 1995



(1)      Organization

         Essex Hospitality Associates IV L.P. (the Partnership) is a New York limited partnership formed on August 30, 1995 for the purpose of acquiring land and constructing, owning and operating a series of hotels. The Partnership will also acquire a limited partnership interest in an affiliated partnership, Essex Glenmaura L.P. (Glenmaura), which will construct, own and operate a Courtyard by Marriott hotel near Scranton, Pennsylvania (see note 6). The Partnership may also lend funds to other partnerships that own hotels. The Partnership is financing its activities through a public offering of notes and limited partnership units.

         The Partnership is in the development stage and is acquiring land in order to construct and operate the hotels. In December 1995, land was purchased in Solon, Ohio and Warwick, Rhode Island in anticipation of the construction of a Hampton Inn and Suites hotel and a Homewood Suites hotel, respectively.

         The Partnership's general partner is Essex Partners Inc.
         (Essex Partners), a subsidiary of Essex Investment Group,
         Inc. (Essex).

         The following is a general description of the allocation of income, loss, and distributions. For a more comprehensive description see the Partnership Agreement:

        Allocations of income from operations will be allocated 99% to the limited partners and 1% to the general partner until the amount allocated to the limited partners equals the cumulative annual return of 8% of their contribution. Any remaining income from operations is allocated 80% to the limited partners and 20% to the general partners. Income on the sale of any or all of the hotels is allocated 99% to the limited partners until each limited partner has been allocated income in an amount equal to his or her pro rata share of the nondeductible syndication expenses and sales commissions and 1% to the general partners. Thereafter, income on the sale of any or all the hotels is allocated in the same manner as income from operations.

        Allocations of losses from operations will be allocated 80% to the limited partners and 20% to the general partner in the amounts sufficient to offset all income which was allocated 80% to the limited partners. Thereafter, operating losses are allocated 99% to the limited partners and 1% to the general partner. Loss on the sale of any or all of the hotels will be first allocated in the same manner as losses from operations, except that the allocation of such loss would be made prior to allocations of income from operations. All other losses are allocated 99% to the limited partners and 1% to the general partners.


       26          ESSEX HOSPITALITY ASSOCIATES IV L.P.
                    (A New York Limited Partnership)

                      Notes to Financial Statements


(1)      Organization (continued)

        Cash distributions will initially be made 99% to the limited partners and 1% to the general partners. After the limited partners have received a cumulative annual return of 8% of their contribution, additional distributions may then be made 80% to the limited partners and 20% to the general partners. Distributions of the net proceeds of sale or refinancing of any or all hotels will be made 1% to the general partner and 99% to the limited partners pro rata in accordance with the number of units held by each limited partner until the limited partners have received distributions from sale or refinance of hotels equal to $1,000 per unit. Thereafter, distributions shall next be made 1% to the general partner and 99% to the limited partners until each limited partner has received any unpaid cumulative return accrued through the date of the distribution. Additional distributions will then be made 20% to the general partner and 80% to the limited partners.

         Essex Partners and its affiliates are receiving substantial fees in connection with the offering of notes and limited partnership units. Additional fees will be paid to them in connection with the acquisition, development and operation of the hotels and management of the Partnership (see note
         5).

(2)      Summary of Significant Accounting Policies

         Basis of Accounting

         The financial statements of the Partnership were prepared on the accrual basis of accounting in conformity with generally accepted accounting principles. As the Partnership has no operating hotels, the accompanying financial statements do not include a statement of operations.

         Investments in Partnerships

         Investments in Partnerships with a 50% or less ownership interest will be accounted for by the equity method.
         Ownership interests exceeding 50% will be accounted for under the consolidated method.

         Investment in Real Estate

         Investment in real estate is stated at cost. Depreciation will be calculated using the straight-line method over the estimated useful lives of the assets as each hotel commences operations.


       27         ESSEX HOSPITALITY ASSOCIATES IV L.P.
                    (A New York Limited Partnership)

                      Notes to Financial Statements


(2)      Summary of Significant Accounting Policies (continued)

         Cash and Cash Equivalents

         Cash investments with maturities of three months or less at the time of purchase are considered to be cash equivalents.

         Deferred Costs

         Costs of issuing the subordinated notes payable will be amortized on a straight-line basis over the term of the notes.

         Franchise fees paid for the right to own and operate the hotels will be amortized on a straight-line basis over the term of each franchise agreement, beginning when a hotel is placed in service.

         Syndication Costs

         Selling commissions and legal, accounting, printing and other filing costs totaling $137,477 related to the offering of the limited partnership units were charged against the proceeds of the public offering.

         Income Taxes

         No provision for income taxes has been provided since any liability is the individual responsibility of the partners.

         Use of Estimates

         The preparation of the financial statements in conformity with generally accepted accounting principles requires the managing general partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

(3)      Subordinated Notes Payable

         Subordinated notes payable bear interest at a rate of 10.5% per annum, payable monthly, and mature December 31, 2001, unless extended by the Partnership to December 31, 2002 upon payment to holders of an extension fee equal to .5% of the principal amount of the subordinated notes outstanding. The notes are issued as unsecured obligations of the Partnership.


       28         ESSEX HOSPITALITY ASSOCIATES IV L.P.
                      (A New York Limited Partnership)

                      Notes to Financial Statements

(3)      Subordinated Notes Payable (continued)

         In accordance with the Partnership agreement, the ratio of gross proceeds from the offering of limited partnership units to total gross proceeds from the offering prior to the termination of the offering may not be less than .15 to 1. At December 31, 1995, that ratio was .27 to 1.

         The carrying value of the mortgage notes payable approximates the fair value based on a discounted cash flow analysis using an interest rate currently being offered for loans with similar terms and credit quality.


(4)      Franchise Fees

         In 1995, the Partnership entered into a license agreement with Promus Corporation (Promus) to operate a Homewood Suites hotel in Warwick, Rhode Island. An initial franchise fee of $40,000 has been paid. In addition to the initial fee, the Partnership will be required to pay to Promus a monthly royalty fee of 4% of gross room revenues, a monthly marketing/reservation fee of 4% of gross room revenue, an initial software license fee of $3,000 plus $85 per guest room with a monthly maintenance charge of $200 to $350 per month, and a monthly amount equal to any sales tax or similar tax imposed on Promus on payments received under the license agreement.

         In November 1995, the Partnership entered into a license agreement with Promus to operate a Hampton Inn and Suites hotel for the Solon, Ohio site. An initial franchise fee of $40,000 was paid. In addition to the initial fee, the Partnership will be required to pay to Promus a monthly royalty fee of 4% of gross room revenues, a monthly marketing/reservation fee of 4% of gross room revenue, an initial software license fee of $3,000 plus $85 per guest room with a monthly maintenance charge of $200 to $350 per month, and a monthly amount equal to any sales tax or similar tax imposed on Promus on payments received under the license agreement.

         Promus requires the Partnership to establish a capital reserve escrow account based on a percentage of gross revenues generated by each hotel which will be used for product quality requirements of the hotel. Cumulative funding of the reserve for the first five years increases from 1% to 5% of gross revenues and stabilizes at 5% for the term of the agreement.

         The franchise agreements impose certain restrictions on the transfer of limited partnership units. Promus restricts the sale, pledge or transfer of units in excess of 25% without their consent.


        29         ESSEX HOSPITALITY ASSOCIATES IV L.P.
                    (A New York Limited Partnership)

                      Notes to Financial Statements


(5)      Related Party Transactions

         A summary of fees earned by Essex Partners or its affiliates in 1995 under the terms of the Partnership agreement follows:

      Type of Fee               Amount of Fee

      Selling Commission        Up to $80 per limited partnership
                                unit and $55 per $1,000 note sold   $ 147,154

      Organization and Offering    3.4% of the gross proceeds
         Fee                       of the offering                     81,423

      Acquisition Fee           $110,000 per hotel site               220,000
                                                                     --------
                                                                    $ 448,577
                                                                     ========
 Organization and offering fees are allocated to syndication costs and debt issuance costs based on the pro-rata share of limited partners units and notes payable to the total offering.

 The above fees are reflected in the accompanying financial statements as follows:

        Balance sheet:
            Investment in real estate                      $ 220,000
            Deferred debt issuance costs                     155,216
            Syndication costs, charged to partners  capital    73,361
                                                           -----------
                                                            $ 448,577
                                                           ===========
  Under the terms of the Partnership agreement, Essex Partners or its affiliates will also earn other fees as follows:

         Type of Fee                        Amount of Fee

    Investor Relations Fee           .25% of the gross proceeds of the
                                     offering payable annually in 1998
                                     through 2001

    Development Fee                  $160,000 per hotel, plus 5% of the
                                     total cost of the hotel in excess of
                                     $2.7 million (not to exceed $325,000
                                     per hotel)


       30          ESSEX HOSPITALITY ASSOCIATES IV L.P.
                    (A New York Limited Partnership)

                      Notes to Financial Statements



(5)      Related Party Transactions (continued)

          Type of Fee                     Amount of Fee

    Property Management Fee           4.5% of gross operating revenues
                                      from the hotels

    Partnership Management Fee       .75% of gross operating revenues from
                                     the hotels

    Accounting Fee                   $800 per month

    Refinancing Fee                  1% of the gross proceeds of re-financing
                                     any or all of the hotels

    Sales Fee                        3% of the gross sale price of any
                                     or all of the hotels

 The Partnership will also be subject to a number of conflicts of interest arising from its relationships with the general partner, its owners and affiliates and due to other activities and entities in which the general partner and its affiliates have or may have a direct or indirect financial interest.

(6)  Investment in Affiliate - Essex Glenmaura L.P.

 In January 1996, the Partnership purchased nine limited partner units of Glenmaura for $100,000 per unit, in exchange for $90,000 in cash and a non-interest bearing demand note payable for the remaining $810,000. The purchase resulted in a 46% equity interest.

 As of December 31, 1995, Glenmaura is constructing a Courtyard by Marriott hotel near Scranton, Pennsylvania, and has invested $2,243,000 into the land acquisition and construction costs. The financing of the land acquisition, construction costs and all related fees and expenses through December 31, 1995 for the hotel project has been funded by $1,500,000 in unsecured notes and $1,050,000 from partner equity (prior to the Partnership s investment).



       31              ESSEX GLENMAURA L.P.
                      --------------------

                      Financial Statement

                       December 31, 1995


       32   Report of Independent Accountants


To the Partners
Essex Glenmaura L.P.


We have audited the accompanying balance sheet of Essex Glenmaura L.P. as of December 31, 1995 and the related statements of income and cash flows for the period from May 18, 1995 (date of inception) through December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Essex Glenmaura L.P. as of December 31, 1995 and the results of operations and cash flows for the period from May 18, 1995 (date of inception) through December 31, 1995, in conformity with generally accepted accounting principles.


                                   /s/ Coopers & Lybrand L.L.P.
                                   ----------------------------
                                   Coopers & Lybrand L.L.P.

Rochester, New York
February 1, 1996

       33 Essex Glenmaura L.P.
          Balance Sheet
          December 31, 1995


                             Assets

Investments in real estate, at cost:
     Land                                              $1,223,636
     Development                                        1,019,704
                                                       ----------
               Total investment in real estate          2,243,340

Current assets:
     Cash and cash equivalents                            248,522
     Prepaid expenses                                          88
                                                        ---------
          Total current assets                            248,610
Other assets:
     Deposit                                               35,000
     Intangible assets, net                               161,161
                                                        ---------
                                                       $2,688,111
                                                       ==========
               Liabilities and Partners' Capital
Notes payable                                          $1,500,000
Current liabilities:
     Accounts payable                                     480,372
     Accrued interest                                      13,125
                                                        ---------
          Total current liabilities                       493,497
Partners' capital:
     General partner                                       99,945
     Limited partners                                     917,170
     Less, subscriptions receivable - limited
     partners                                            (322,500)
                                                         ---------
          Total partner's capital                         694,615
                                                         ---------
                                                       $2,688,111
                                                       ===========


The accompanying notes are an integral part of the financial statements.

       34  Essex Glenmaura L.P.
           Statement of Income
For the period from May 18, 1995 (date of inception)through December 31, 1995


Interest income                     $2,381
                                    ------

Expenses:
Interest expense                     5,482
Administrative expenses              1,026
Management expenses                    861
Other fixed charges                    500
                                   -------
Total expenses                       7,869
                                   -------
Net loss                           $(5,488)
                                    =======


The accompanying notes are an integral part of the financial statements.


       35   Essex Glenmaura L.P.
            Statement of Changes in Partners' Capital
For the Period from May 18, 1995 (date of inception) through December 31, 1995

                                               Partners' Capital

                          General    Limited  Sub-Total Subscriptions
                                                            ons         Total
                                                         Receivable
Balance at               $  --       $  --      $  --      $  --       $  --
May 18, 1995

Capital                   100,000     950,000  1,050,000   (322,500)   727,500
Contributions                   0                      0

     Syndication            --        (27,397)   (27,397)     --       (27,397)
     cost

     Net loss                 (55)     (5,433)    (5,488)     --        (5,488)
                          --------    --------   --------   --------   --------
Balance at                 $99,945   $917,170  $1,017,115  $(322,500)  $694,615
December 31, 1995         ========   =========  ========   =========   ========

The accompanying notes are an integral part of the financial statements.


       36  Essex Glenmaura L.P.
           Statement of Cash Flows
For the Period from May 18, 1995 (date of inception) through December 31, 1995


Cash flows from operating activities:
     Cash paid to vendors and employees              $(2,475)
     Interest received                                 2,381
     Interest paid                                    (5,482)
                                                     --------
         Net cash used in operating activities        (5,576)
                                                     --------
Cash flows from investing activities:
     Fixed asset additions                         (1,731,468)
     Franchise fees                                   (48,000)
     Deposits                                         (35,000)
                                                    ----------
          Net cash used in investing activities    (1,814,468)
                                                   -----------
Cash flows from financing activities:
     Partners' capital contributions                   727,500
     Syndication costs                                 (27,397)
     Proceeds from notes payable                     1,500,000
     Debt issuance costs                              (119,003)
     Organization costs                                (12,534)
                                                    -----------
       Net cash provided by financing activities      2,068,566
                                                    -----------
Net increase in cash                                    248,522
Cash and cash equivalents - beginning of period              --
                                                    -----------
Cash and cash equivalents - end of period              $248,522
                                                    ===========

Reconciliation:
     Net loss                                          $(5,488)
     Adjustments - change in prepaids                      (88)
                                                     ----------
       Net cash used in operating activities           $(5,576)


The accompanying notes are an integral part of the financial statements.

       37 Essex Glenmaura L.P.
          Notes to Financial Statements
          December 31, 1995


1.   Summary of Significant Accounting Policies

     Scope of Business

     The partnership is a New York Limited Partnership formed to construct, own and operate a 120 room hotel, Courtyard by Marriott, Southeast of Scranton, Pennsylvania under a franchise agreement with Marriott International, Inc. (the Project)

     The Partnership was formed on May 18, 1995 and will terminate on the earlier of December 31, 2045 or the date the Partnership is terminated pursuant to the Partnership agreement or by law.

     Allocations of Income or Loss

     The Partnership agreement provides that net losses of the Partnership be first allocated among the Partners to the extent of the positive balances in the Partners' capital accounts, to make the respective balances equal to the distributions that would have been made had the aggregate balances in all Partners' capital accounts been distributed in accordance with each Partner's pro rata share. Losses are next allocated in accordance with each Partner's pro rata share in an amount equal to the difference between nonrecourse debt of the Partnership and the adjusted basis of the Partnership property securing such nonrecourse debt. All additional losses are allocated to the General Partner. Net income is allocated first to the General Partner in an amount equal to the loss allocated to the General Partner as described above. Next, income is allocated in accordance with each Partner's pro rata share in an amount equal to the loss allocated to the Partners as described above. Income is then allocated to those Partners with negative balances in their capital accounts. All additional income is then allocated in accordance with each Partner's pro rata share.

     Cash and Cash Equivalents

     For the purposes of the financial statements, cash and cash equivalents include money market funds and commercial savings accounts.

     Method of Accounting

     The Partnership has prepared its financial statements on the accrual method of accounting.


       38  Essex Glenmaura L.P.
           Notes to Financial Statements
           December 31, 1995

1.   Summary of Significant Accounting Policies - continued

     Income Taxes

     The taxable income or loss of the Partnership will be included in the income tax returns of the individual partners. Accordingly, the effect of income taxes has not been included in the accompanying financial statements.

     Organization Costs

     Organization costs will be amortized on a straight-line basis over a period of sixty months, beginning the first month of operation.

     Debt Acquisition Fees

     Debt acquisition fees are being amortized over the three-year life of the notes on a straight-line basis.

     Distributions

     Distributions shall be made in accordance with each Partner's pro rata share at an amount and time determined by the General Partner.

     Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Disclosure about Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

               Current Assets and Liabilities - The carrying amount cash and equivalents, other assets and accrued liabilities approximate fair value because of the short maturity of those instruments.


       39   Essex Glenmaura L.P.
            Notes to Financial Statements
            December 31, 1995

1.   Summary of Significant Accounting Policies - continued

               Long-Term Debt - The fair value of the
               Partnership's long-term debt approximates fair value based on the quoted market prices for similar issues. See further discussion in Note 4.


2.   Deposit

     The Partnership has made a deposit of $35,000 pursuant to an option to purchase a second parcel of land (the Second Project) adjacent to the Project for purposes of contructing a second hotel. If the parcel is acquired before May 31, 1996, the purchase price will be $613,000. If the parcel is acquired after May 31, 1996, the option requires an additional payment of $40,000 due and payable June 1, 1996. Thereafter until August 31, 1997, the price is $665,000.
     The deposit is non-refundable.


3.   Intangible Assets

     Intangible assets consist of the following as of December
31, 1995:


          Organization costs                            $12,534
          Franchise fee                                  48,000
          Debt acquisition costs                        119,003
                                                       --------
                                                        179,537
          Less: Accumulated amortization                (18,376)
                                                        --------
                                                        $161,161
                                                        ========
4.   Notes Payable

     Notes payable consist of $1,500,000 of unsecured notes requiring monthly installments of interest only at 10.5% per annum. The notes mature on June 1, 1998 upon which all principal will be due unless the Partnership exercises its early repayment or note extension options. After June 30, 1996, the Partnership has the right to repay the notes at face value. The Partnership also has the option to exercise two one-year extensions at extension fees ranging from one-half to one percent. Essex Partners Inc. guarantees payment of principal and interest on the notes.


        40  Essex Glenmaura L.P.
            Notes to Financial Statements
            December 31, 1995


5.   Offering of Limited Partnership Units

     The Partnership intended to raise a minimum of $300,000 and a maximum of $1,000,000 through the sale of not less than three or more than ten Limited Partnership Units (the "Units"). The purchase price is $100,000 per Unit. Essex Partners Inc. (the General Partner) may at any time during the offering period increase the size of the offering to the Extended Maximum Offering of $2,500,000, or twenty five Units and did so subsequent to year-end. Essex Capital Markets Inc., an affiliate of the General Partner, will receive a 2% fee in connection with the sale of these Units. As of December 31, 1995, nine and one half Units had been sold. An additional nine units were sold to Essex Hospitality Associates IV L.P. in January 1996.


6.   Subscriptions Receivable - Limited Partners

     In connection with the sale of $950,000 of Limited Partnership Units (net of syndication costs of $27,397), $322,500 of non-interest bearing promissory notes are due on demand as of December 31, 1995; of this amount, $267,500 was paid and the remaining $55,000 was called subsequent to year-end.


7.   Related Party Transactions

     For arranging the note financing, Essex Partners Inc.
     received a financing fee of $10,000 and Essex Capital
     Markets Inc. received selling commissions of $60,000 and due diligence fees of $11,250.

     Essex Partners Inc. shall receive an offering and organization fee in the amount of $20,000 if the minimum offering amount is raised, or up to $40,000 if the extended maximum offering amount is raised, for services rendered and expenses incurred in connection with the formation and reorganization of the Partnership and the offering of Units. This fee will be reduced by the amount of any fees paid to Essex Capital Markets Inc. in connection with the placement of Units. As of December 31, 1995, the General Partner has received $8,000 and Essex Capital Markets has received $12,000 in connection with the sale of these Units.

     As compensation for its assignment of the purchase contract for the land, the option contract and the franchise agreement, Essex Partners Inc. received $225,000.


       41  Essex Glenmaura L.P.
           Notes to Financial Statements
           December 31, 1995

7.   Related Party Transactions - continued

     Essex Partners Inc. has contributed $100,000 to the Partnership for its General Partner interest.

     As compensation for services in development of the project, Essex Partners Inc. will receive a development fee in the amount of $285,000 payable in monthly installments of $42,750. The balance will be due upon completion of construction as indicated by issuance of the certificate of occupancy. Of this amount, $171,000 was paid in 1995.

     In the future, the Partnership will also pay the General
     Partner, Essex Partners Inc., the following:

     a) a property management fee equal to 4.5% of gross operating revenue, a monthly accounting fee of $800, and reimbursement of certain expenses incurred by Essex
          Partners Inc. in connection with the management of the project,

     b) a Partnership management fee of .75% of gross operating revenues,

     c) a refinancing fee upon the closing of a refinancing of the Project, in the aggregate amount of 1% of the gross proceeds of the refinancing,

     d) a sales fee upon the closing of a sale of the Project, in the aggregate amount of 2.5% of the gross sales prices, provided that the sum of such fee and any competitive real estate commission paid by the partnership with respect to such sale does not exceed 5% of the gross sale price, and that Essex Partners Inc. renders substantial services in connection with the sale,

     e) in the event the General Partner elects to proceed with the Second Project on behalf of the Partnership, Essex Partners Inc. will receive additional compensation related to the acquisition of the second parcel, construction of the Second Project and securing additional equity and debt financing to fund such activities. Such compensation will include an acquisition fee equal to $50,000 for its services related to the acquisition of the second parcel and a development fee up to $150,000 plus 3% of total construction, site development and fixtures, furniture and equipment costs, as compensation for its services related to the development of the Second Project. In addition, as compensation for arranging construction and permanent financing for the Second Project, Essex Partners Inc. may receive a financing fee equal to 1% of the gross proceeds of the financing. Essex Partners

       42  Essex Glenmaura L.P.
           Notes to Financial Statements
           December 31, 1995

          Inc. also will receive an additional property management fee and partnership management fee calculated as described in paragraphs (a) and (b) above based on the gross operating revenues of the Second Project. If the Second Project is sold and/or refinanced, Essex Partners Inc. will receive additional sales and/or refinancing fees calculated as described in paragraphs (c) and (d) above based on the gross sales and/or refinancing proceeds of the Second Project, and

     f) Essex Partners Inc. and it affiliates also will receive offering-related fees for services in connection with
          (i) the offering of additional partnership interests and/or notes, or (ii) the possible refinancing of the Project or the Second Project to fund the acquisition of the land and/or construction or one or both of those projects. Essex Partners Inc. and its affiliates are expressly authorized to receive from the Partnership the fees and sales commissions customarily charged by Essex Partners Inc. and its affiliates for rendering comparable services on competitive terms.


8.   Franchise Fees

     The Partnership has entered into a franchise agreement with Marriott International, Inc. Under the terms of the agreement, the Partnership was required to pay an initial franchise fee of $48,000. The term and amortization period of the franchise agreement is twenty years, with an option to renew for an additional ten-year period.

     The Partnership is also required to pay a monthly royalty fee in an amount equal to 4% of gross room rentals for the first two years of operations and 5% during the remainder of the term of the agreement, a marketing fee of 2-3% of gross revenues, a reservation system fee and a property management system fee.


9.   Capitalized Interest

     Interest capitalized during the development phase amounted to $94,593 as of December 31, 1995.


10.  Commitments

     During 1995, the Partnership has entered into a construction contract in the amount of $4,170,000.


       43  Essex Glenmaura L.P.
           Notes to Financial Statements
           December 31, 1995

11.  Subsequent Events

     On January 17, 1996, the Partnership sold an additional nine units to Essex Hospitality Associates IV L.P. ($900,000 purchase price); $90,000 was paid upon subscription and Essex Hospitality Associates IV L.P. executed a $810,000 non-interest bearing promissory note which is due on demand. Of the $810,000, $225,000 has been paid as of February 1, 1996.

     The Partnership has received a commitment for permanent financing from Marriott Capital Corporation for the lessor of $4,500,000 or 54.2% of the project acquisition and construction cost. The term will be for five years and monthly payments of interest only will accrue at 3.25% over the LIBOR rate or a fixed rate of 3.25% over the U.S. Treasury rate to be amortized over 20 years. Funding will occur by January 31, 1997, if the improvements and site work are fully completed; otherwise, the commitment expires.
     The commitment fee is $45,000 (1% of the loan proceeds); 50% of the commitment fee was paid in 1995, upon acceptance of the commitment and is non-refundable. The additional 50% is payable at closing. The loan will be collateralized by the real and personal property, rental receipts and other assets.

     The Partnership received a commitment from Key Bank for construction financing in the amount of $4,500,000. The term will be for the earlier of twelve months or the expiration of the commitment from Marriott Capital Corporation. Monthly payments of interest only will be required at a rate of 2.5% over the LIBOR rate and associated fees are $22,500 (.5% of the loan amount). The loan will be guaranteed by Essex Partners Inc. and collateralized by the real and personal property, rental receipts and other receivables. Additionally, an interest reserve of $112,500 is required and restrictive covenants will relate to minimum net worth that limits on distributions.



       44              PRIOR PERFORMANCE TABLES

                    ESSEX PARTNERS INC. AND AFFILIATES
                               INTRODUCTION


Essex Partners Inc. has been a general partner in eleven real estate syndications with investment objectives similar to the Partnership. The prior partnerships were organized to provide capital appreciation and cash distributions from investments in hotels. These syndications are:

            Essex Microtel 1989 L.P.
            Essex Microtel Associates L.P.
            Essex Microtel Lehigh L.P.
            Essex Microtel LeRay L.P.
            Hagel-Essex Microtel L.P.
            Essex Microtel Carrier Circle L.P.
            Essex Charleston Associates L.P.
            Essex Microtel Associates II L.P.
            Essex Knoxville Associates L.P.
            Essex Hospitality Associates III L.P.
            Essex Glenmaura L.P.


Nine of the above partnerships involved construction of new facilities. Essex Microtel Lehigh L.P. purchased a hotel that had been in operation for fifteen months. Essex Microtel LeRay L.P. purchased a hotel after construction was completed but before operations began.

This offering is the fourth publicly registered program sponsored by Essex Partners Inc. or its affiliates.


        45                            TABLE I

                               ESSEX AND AFFILIATES

                    EXPERIENCE IN RAISING AND INVESTING FUNDS

                         (Three Years Ending June 30, 1996)




    Table I sets forth information with respect to the offerings of real estate limited partnership interests with similar investment objectives as the Partnership in which Essex Partners or affiliates acted as general partners and which closed in the three year period ending June 30, 1996.




        46                        TABLE I
                           ESSEX AND AFFILIATES

                     EXPERIENCE IN RAISING AND INVESTING FUNDS

                        (Three Years Ending June 30, 1996)


                      Essex               Essex             Essex Hospitality
                      Glenmaura L.P (6)  Glenmaura L.P.(6)  Assoc. III L.P. (5)
Dollar amount offered    2,500,000         1,500,00           13,986,320
Dollar amount raised     2,200,000  88.0%  1,500,000 100.0%   13,986,320  100.0%

Less offering expenses:
 Selling commissions paid
     to affiliates          12,000   0.5%     60,000   4.0%      856,000    6.1%
 Organizational and synd.
      expenses (1)          15,400   0.7%     34,500   2.3%      767,000    5.5%
                          --------  -----     -------  ----     --------  -----
Available for investment $2,172,600 98.8% $1,405,500  93.7%   $12,363,320  88.4%

Acquisition and Development costs:
  Pre-paid items and fees related
    to purchase of property    -      -          -       -          -        -
  Cash downpayment (2)         -      -     1,033,600 68.9%     1,366,000   9.8%
  Acquisition and Developer fees:
    Paid to affiliates      256,500  11.7%    225,000 15.0%       870,000   6.2%
    Paid to non-affiliates     -      -          -      -            -        -
  Other acquisition and development
    expenses (2)           1,909,100 86.8%    143,900  9.6%     9,442,000  67.5%
                          ---------- -----  --------- ----     ----------- ----
Total acquisition cost    $2,165,600 98.4% $1,402,500 93.5%   $11,678,000  83.5%

Non-recurring management and
 organ. fees to affiliates     7,000  0.3%      -       -           -        -
Other requirements (3)           -     -        3,000  0.2%       685,000   4.9%
                           --------- ----    -------- -----     --------- -----
    Total                 $2,200,000 100.0% 1,500,000 100.0%  $13,986,320 100.0%

Purchase price (including
  brokerage fees)          8,088,000        8,088,000          11,679,000

Percent leverage (4)          74.2%           74.2%               85.6%

Date offering began         05/25/95         05/10/95           11/17/93
Length of offering (months)   N/A               2                  22


       47                     TABLE I

                       ESSEX AND AFFILIATES

                 EXPERIENCE IN RAISING AND INVESTING FUNDS

                  (Three Years Ending June 30, 1996)


                        Essex Knoxville      Essex Knoxville   Essex Knoxville
                        Associates L.P. (7)  Assoc. L.P. (7)   Assoc. L.P. (7)
Dollar amount offered    1,000,000            2,000,000          500,000
Dollar amount raised     1,000,000    100.0%  2,000,000  100.0%  500,000  100.0%

Less offering expenses:
    Selling commissions paid
      to affiliates         20,000      2.0%    100,000    5.0%   27,500    5.5%
    Organizational and syndication
      expenses (1)          15,900      1.6%     39,800    2.0%   13,000    2.6%
                          --------    ------   --------   -----  -------   ----
Available for investment  $964,100     96.4%  $1,860,200  93.0% $459,500   91.9%

Acquisition and Development costs:
  Pre-paid items and fees related
    to purchase of property   -          -          -        -       -       -
  Cash downpayment (2)      430,000    43.0%        -        -       -       -
  Acquisition and Developer fees:
    Paid to affiliates      200,000    20.0%        -        -       -       -
    Paid to non-affiliates    -          -          -        -       -       -
Other acquisition and development
     expenses (2)           304,100    30.4%    1,820,700  91.0%  396,600  79.3%
                          ---------   -----     ---------  -----  -------  ----
 Total acquisition cost    $934,100    93.4%   $1,820,700  91.0% $396,600  79.3%

Non-recurring management and
  Organ. fees to affiliates  30,000     3.0%       25,000   1.3%   25,000   5.0%
Other requirements (3)         -         -         14,500   0.7%   37,900   7.6%
                           --------    ----       -------   ----  -------   ---
 Total                   $1,000,000   100.0%   $2,000,000 100.0% $500,000 100.0%

Purchase price (including
   brokerage fees)        3,118,000             3,118,000       3,118,000

Percent leverage (4)       80.2%                   80.2%           80.2%

Date offering began       12/03/92               06/22/93        05/24/94
Length of offering (months)  13                      6               2



       48                          TABLE I
                            ESSEX AND AFFILIATES

                   EXPERIENCE IN RAISING AND INVESTING FUNDS

                       (Three Years Ending June 30, 1996)


                                   Essex Real Estate      Essex Microtel
                                   Partnership Notes (8)  Associates II L.P. (5)
Dollar amount offered                 $976,000              10,487,000
Dollar amount raised                  $976,000      100.0%  10,487,000    100.0%

Less offering expenses:
   Selling commissions paid
     to affiliates                      48,800        5.0%     578,200      5.5%
   Organizational and syndication
     expenses (1)                       27,200        2.8%     564,000      5.4%
                                      --------       -----    --------     ----
    Available for investment          $900,000       92.2%  $9,344,800     89.1%

Acquisition and Development costs:
   Pre-paid items and fees related
      to purchase of property             -            -         -          -
   Cash downpayment (2)                   -            -     1,493,000     14.2%
   Acquisition and Developer fees:
     Paid to affiliates                   -            -       630,000      6.0%
     Paid to non-affiliates               -            -          -         -
   Other acquisition and development
      expenses (2)                      95,000        9.7%   6,476,000     61.8%
                                       -------       -----   ---------     ---
    Total acquisition cost             $95,000        9.7%  $8,599,000     82.0%

Non-recurring management and
  organization fees to affiliates         -             -       90,000      0.9%
Other requirements (3)                 805,000       82.5%     655,800      6.3%
                                      --------       -----     -------      ---
    Total                             $976,000      100.0% $10,487,000    100.0%

Purchase price (including
    brokerage fees)                       -                  8,688,000

Percent leverage (4)                      -                    90.4%

Date offering began                    03/01/95               11/18/92
Length of offering (months)               2                      13

        49                             TABLE I

                               ESSEX AND AFFILIATES

                     EXPERIENCE IN RAISING AND INVESTING FUNDS

                        (Three Years Ending June 30, 1996)

                                    NOTES

(1) Includes any legal, accounting, blue sky and publication costs as well as other fees incurred with the offering.

(2) The cash downpayment represents the land cost. Proceeds used in property construction are included in other acquisition and development expenses.

(3) Includes amounts of working capital reserves and other carrying costs.

(4) For each partnership, percent leverage equals: (i) the total amount of mortgages and other financing outstanding on the property owned by the partnership, divided by (ii) the purchase price.

(5) Both limited partnership interests and debt were included in the offerings by Essex Charleston Associates L.P., Essex Microtel Associates II L.P. and Essex Hospitality Associates III L.P..

(6) The Essex Glenmaura L.P. program is being financed through two offerings, an equity offering of $2,500,000 and a note offering of $1,500,000.
    The Essex Glenmaura L.P. equity offering is still in process.
    The purchase price represents the estimated total costs to acquire the land and construct the hotel. The percent leverage is the estimated total debt divided by the purchase price. The actual purchase price and percent leverage will not be known until the project is completed.

(7) The Essex Knoxville Associates program was financed through three offerings, an equity offering of $1,000,000, a mortgage note offering of $2,000,000 and a note offering of $500,000. Each offering is presented separately in Table I.

(8) The Essex Real Estate Partnership Notes offering raised debt financing for three real estate partnerships, Essex Microtel Associates L.P. and Essex Microtel LeRay L.P., which are included in these prior performance tables and Essex Geneseo Associates, which owns non-hotel property. Of the total amount raised, $434,000 was used for Essex Microtel Associates L.P. to replace existing debt, $217,000 was used for Essex Microtel LeRay to replace existing debt and provide working capital and $325,000 was for Essex Geneseo Associates to replace existing debt and complete construction of two buildings.


       50                               TABLE II

                           ESSEX PARTNERS INC. AND AFFILIATES

                                COMPENSATION TO SPONSOR

                            (Three Years Ending December 31, 1995)



Table II provides information as to the cumulative compensation paid to sponsors for a three year period ending December 31, 1995 (or from partnership inception, if later) from both offering proceeds and property operations.

None of the programs for which information is presented in Table II has been liquidated and there have been no sales or maturities of any of the program's investments.


       51                              TABLE II

                           ESSEX PARTNERS INC. AND AFFILIATES

                             COMPENSATION TO SPONSOR

                     (Cumulative Through December 31, 1995)


                               Essex Hospitality  Essex Knoxville  Essex Micro.
                               Associates III     Associates L.P.  Assoc. II
                                    L.P. (1)             (2)           L.P.
Date offering commenced           11/17/93               var        11/18/92
Dollar amount raised             9,874,070            3,500,000    10,487,000

Amount paid to sponsor from proceeds of offering:
 Underwriting fees                 591,000              172,500       578,200
 Acquisition and development fees
  - real estate commissions           -                     -            -
  - advisory fees                  694,000              200,000       720,000
  - other                             -                     -            -
Organization fees                  336,000               30,000       356,600
     Other                            -                  50,000          -

Dollar amount of cash generated from operations before
  deducting payments to sponsor:  (201,600)             211,700       384,500
Amount paid to sponsor from operations:
  Property management fees         132,900               70,400       308,600
  Partnership management fees       33,000               21,000        89,700
  Reimbursements                      -                     -             -
  Leasing commissions                 -                     -             -
  Other                               -                     -             -

Dollar amount of property sales and refinancing before
  deducting payments to sponsor:      -                     -             -
   - cash                             -                     -             -
   - notes                            -                     -             -

Amount paid to sponsor from property sales
 and refinancing:                     -                     -             -
   - Real estate commissions          -                     -             -
   - Incentive fees                   -                     -             -
   - Other                            -                     -             -


       52                          TABLE II
                        ESSEX PARTNERS INC. AND AFFILIATES

                            COMPENSATION TO SPONSOR

                     (Cumulative Through December 31, 1995)



                                                  Essex Microtel
                                Essex Charleston  Carrier Circle  Essex Microtel
                                Associates L.P.      L.P. (3)     Assoc. L.P.
Date offering commenced             8/27/92            var          06/19/90
Dollar amount raised              3,390,000         3,400,000       3,083,000

Amount paid to sponsor from proceeds of offering:
Underwriting fees                   200,700           132,000         246,640
Acquisition and development fees
  - real estate commissions            -                 -               -
  - advisory fees                   160,000            66,300         200,000
  - other                              -                 -               -
Organization fees                    21,600            33,000            -
Other                                41,400            50,780            -

Dollar amount of cash generated from operations before
  deducting payments to sponsor:    322,100           339,900         789,200
Amount paid to sponsor from operations:
   Property management fees         119,100            58,200          97,800
   Partnership management fees       32,700            41,400          21,600
   Reimbursements                      -                 -               -
   Leasing commissions                 -                 -               -
   Other                               -                 -               -

Dollar amount of property sales and refinancing before
   deducting payments to sponsor:      -                 -                -
   - cash                              -                 -                -
   - notes                             -                 -                -

Amount paid to sponsor from property sales
and refinancing:                       -                 -                -
   - Real estate commissions           -                 -                -
   - Incentive fees                    -                 -                -
   - Other                             -                 -                -


        53                           TABLE II

                          ESSEX PARTNERS INC. AND AFFILIATES

                               COMPENSATION TO SPONSOR

                        (Cumulative Through December 31, 1995)


                                 Essex Microtel  Hagel-Essex   Essex Microtel
                                 LeRay L.P.         L.P.       Lehigh L.P. (4)
Date offering commenced           10/19/90        03/29/91          var
Dollar amount raised              1,531,254       1,012,750      $3,161,480

Amount paid to sponsor from proceeds of offering:
Underwriting fees                    91,769           -              77,400
Acquisition and development fees
  - real estate commissions            -              -                -
  - advisory fees                    69,000         100,000            -
  - other                              -              -                -
Organization fees                    40,000           -                -
Other                                22,759           -              45,300

Dollar amount of cash generated from operations before
  deducting payments to sponsor:    (74,055)        446,500         514,200

Amount paid to sponsor from operations:
   Property management fees            -              -              69,000
   Partnership management fees       21,845          34,800          36,600
   Reimbursements                      -              -                -
   Leasing commissions                 -              -                -
   Other                               -              -                -

Dollar amount of property sales and refinancing before
   deducting payments to sponsor:      -              -                -
   - cash                              -              -             531,500
   - notes                             -              -                -

Amount paid to sponsor from property sales
and refinancing:                       -              -                -
   - Real estate commissions           -              -                -
   - Incentive fees                    -              -              32,400
   - Other                             -              -              12,900


        54             ESSEX PARTNERS INC. AND AFFILIATES

                            COMPENSATION TO SPONSOR

                    (Cumulative Through December 31, 1995)




                                   Essex Microtel             Other
                                    1989 L.P. (5)             Programs (6)
Date offering commenced                 var
Dollar amount raised                $2,687,000                5,742,460

Amount paid to sponsor from proceeds of offering:
Underwriting fees                       60,000                  469,335
Acquisition and development fees
  - real estate commissions               -                        -
  - advisory fees                         -                     299,250
  - other                                 -                        -
Organization fees                         -                      72,825
Other                                   38,200                   21,150

Dollar amount of cash generated from operations before
  deducting payments to sponsor:        397,500                  59,707
Amount paid to sponsor from operations:
   Property management fees              82,000                  25,844
   Partnership management fees           36,600                   5,198
   Reimbursements                          -                       -
   Leasing commissions                     -                       -
   Other                                   -                       -

Dollar amount of property sales and refinancing
  before deducting payments to sponsor:    -                       -
   - cash                               592,800                    -
   - notes                                 -                       -
Amount paid to sponsor from property sales
and refinancing:                           -                       -
   - Real estate commissions               -                       -
   - Incentive fees                      28,200                    -
   - Other                               10,000                    -


       55                        TABLE II
                     ESSEX PARTNERS INC. AND AFFILIATES

                            COMPENSATION TO SPONSOR

                       (Cumulative Through December 31, 1995)

(1) Essex Hospitality Associates III opened one of its three properties in September, 1994. The remaining properties opened in 1995.

(2) Essex Knoxville Associates had three offerings. The first commenced in December, 1992 and raised $1,000,000 in equity financing. The second commenced in June, 1993 and raised $2,000,000 in first mortgage financing. The final offering commenced May, 1994 and raised $500,000 in unsecured notes.

(3) Essex Microtel Carrier Circle was financed through two offerings, one which raised $1,200,000 in equity financing and one which raised $2,200,000 in first mortgage financing. The equity offering commenced in October, 1991, and was completed in September, 1992. The offering of first mortgage notes commenced in February, 1992 and was completed in April, 1992.

(4) Essex Microtel Lehigh raised $1,871,480 in equity financing through an offering which commenced in June, 1990, and was completed in December, 1990. In addition, second mortgage financing totalling $1,290,000 was raised through an offering which commenced in July, 1992 and was completed in August, 1992.

(5) Essex Microtel 1989 raised $1,487,000 in equity financing through an offering which commenced in December, 1989, and was completed in January, 1990. In addition, second mortgage financing of $1,200,000 was raised through an offering which commenced in June, 1992 and was completed the same month.

(6) This category includes all other programs syndicated by Essex Partners from 1993 through 1995.


       56                         TABLE III
                       ESSEX PARTNERS AND AFFILIATES

                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                           (Through December 31, 1995)



     Table III presents operating information from the opening of the property through December 31, 1995 for the programs in which Essex Partners or affiliates acted as general partners and which closed in the five year period ending December 31, 1995.


       57                     TABLE III
                      ESSEX PARTNERS AND AFFILIATES

                    OPERATING RESULTS OF PRIOR PROGRAMS (000)

                       (Through December 31, 1995)

                                         ESSEX MICROTEL ASSOCIATES II L.P.
                                           1992      1993
                                            (1)     (3 MOS)    1994      1995
Gross Revenues                               -      272.7     2,570     2,925
Profit on sale of properties                 -         -         -         -
Less: operating expenses                     2.5     308.9   1,693.2   1,803.9
                                            ----     -----   -------   -------
Operating income (loss)                     (2.5)    (36.2)    876.4   1,121.6

Less: interest expense                        -      372.7     785.8     785.8
   depreciation                               -      255.1     676.1     687.0
                                            -----    -----    ------    ------
Net income (loss)                           (2.5)   (664.0)   (585.5)   (351.2)

Cash generated from operations              (0.4)   (452.2)      135       378
Cash generated from sales                     -         -         -         -
Cash generated from financing activities 3,707.6   5,304.0       (78)     (313)
Plus:cash distributions                       -        100       274       315
                                          -------  --------     ------    -----
Cash generated operat., sales, financing 3,707.2   4,952.0     330.7     380.9

Less: cash distributions to investors
    --from operating cash flow                -         -      135.2     315.5
    --from sales and financing activities     -      100.2     138.3        -
    --from other                              -         -         -         -
                                           ------   -------    ------     ------
Cash gen. (deficiency) after cash distrib. 3,707.2   4,851.8      57.2      65.4

Less: special items-capital improvements (1,051.5) (6,830.8)   (422.4)    (75.0)
                                         --------- ---------   -------    ------
Cash generated (deficiency) after cash    2,655.7  (1,979.0)   (365.3)     (9.6)
 distributions and special items

Tax and distribution data per $1,000 invested
Fed. income tax results:
                         -- from operations  (0.0)     (0.3)     (0.2)     (0.1)
  Ordinary income(loss)  -- from recapture     -         -         -         -

Capital gain                                   -         -         -         -
Cash distributions to invest
 Source: (on a GAAP basis)--investment income  -         -         -         -
                          -- return of capital -        0.0       0.1       0.1

Source: (on a cash basis) -- sales             -         -         -         -
                          -- fin. activities   -        0.0       0.1       0.0
                          -- operations        -         -        0.1       0.1
                          -- other             -         -         -         -

    Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the table
    (original total acquisition cost of properties retained divided
    by original total acquisition cost of all properties in program).      100%


       58                        TABLE III
                          ESSEX PARTNERS AND AFFILIATES

                     OPERATING RESULTS OF PRIOR PROGRAMS (000)

                          (Through December 31, 1995)

                                              ESSEX HOSPITALITY ASSC. III (2)

                                                1993        1994
                                                 (1)       (3 MOS)      1995
Gross Revenues                                    -          129       2,499
Profit on sale of properties                      -           -           -
Less: operating expenses                          -          167       1,849
                                                -----       -----     -------
Operating income (loss)                           -          (38.4)      649.4

Less: interest expense                            -          242.4       750.4
   depreciation                                   -          151.3       483.4
                                                -----      -------    --------
Net income (loss)                                 -         (432.0)     (584.5)

Cash generated from operations                    -         (300)        (68)
Cash generated from sales                         -           -            -
Cash generated from financing activities        1,593       7,026       3,259
Plus:cash distributions                           -           62         314
                                                -----       -------     ------
Cash generated from oper., sales, financing     1,593.0     6,788.8     3,505.2

Less: cash distributions to investors
      --from operating cash flow                   -           -           -
      --from sales and financing activities        -         62.3       314.4
      --from other                                 -           -           -
                                                -------     -------     -------
Cash generated (deficiency) after cash distrib. 1,593.0     6,726.5     3,190.8

Less: special items - capital improvements       (575.4)   (5,195.2)   (5,615.9)
                                                --------   ---------   --------
Cash generated (deficiency) after cash          1,017.6     1,531.3    (2,425.1)
 distributions and special items

Tax and distribution data per $1,000 invested

Federal income tax results:
 Ordinary income (loss) -- from operations           -         (0.2)       (0.1)
                        -- from recapture            -           -           -
Capital gain                                         -           -           -

Cash distributions to investors
 Source: (on a GAAP basis) -- Investment income      -           -           -
                           -- return of capital      -         0.03        0.08

 Source: (on a cash basis) -- sales                  -           -           -
                           -- financing activities   -         0.03        0.08
                           -- operations             -           -           -
                           -- other                  -           -           -

    Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the table
    (original total acquisition cost of properties retained divided
    by original total acquisition cost of all properties in program).     100%


       59                          TABLE III

                          ESSEX PARTNERS AND AFFILIATES

                       OPERATING RESULTS OF PRIOR PROGRAMS (000)

                            (Through December 31, 1995)

                                          ESSEX CHARLESTON ASSOCIATES L.P.

                                            1992      1993
                                             (1)     (8 MOS)    1994     1995
Gross Revenues                               13.3     483.2       829     866
Profit on sale of properties                   -         -         -       -
Less: operating expenses                      2.2     339.3     577.1     578.0
                                             -----    -----     -----     ------
Operating income (loss)                      11.1     143.9     252.0     288.0

Less: interest expense                         -      116.7       175     175
   depreciation                              12.8     167.1       239     203
                                            ------    -----      -----   -----
Net income (loss)                            (1.7)   (139.9)   (162.1)   (89.9)

Cash generated from operations                10.4      (5.4)       84    119
Cash generated from sales                       -         -         -         -
Cash generated from financing activities   2,539.0     456.2     (68.0)  (106.4)
Plus:cash distributions                         -         25        68    106
                                           -------     ------    ------   ------
Cash generated from oper., sales, financing 2,549.4     475.8      84.0   118.5

Less: cash distributions to investors
      --from operating cash flow                -          -       68.0    106.4
      --from sales and financing activities     -        25.0        -      -
      --from other                              -          -         -      -
                                               ------    -----     -----   -----
Cash generated (deficiency) after cash distrib. 2,549.4  450.8     16.0    12.1

Less: special items - capital improvements    (901.0) (2,065.2)   (16.3)  (10.6)
                                             --------  --------   ------  ------
Cash generated (deficiency) after cash       1,648.4  (1,614.4)    (0.3)    1.5
  distributions and special items

Tax and distribution data per $1,000 invested
Federal income tax results:
                            -- from operations   (1.1)    (84.9)   (98.3) (54.6)
                            -- from recapture      -         -        -      -
Capital gain                                       -         -        -      -

Cash distributions to invest-- return of capital
 Source: (on a GAAP basis) -- investment income    -         -        -      -
                           -- return of capital    -        15.2    41.3    64.6

Source: (on a cash basis) -- sales                 -         -        -      -
                          -- financing activities  -        15.2      -      -
                          -- operations            -         -      41.3    64.6
                          -- other                 -         -        -      -

    Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the table
    (original total acquisition cost of properties retained divided
    by original total acquisition cost of all properties in program).      100%


       60                        TABLE III
                       ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)

                        (Through December 31, 1995)

                                           ESSEX KNOXVILLE ASSOCIATES L.P.

                                             1993         1994
                                             (1)         (5 MOS)       1995
Gross Revenues                                9            351         1,054
Profit on sale of properties                  -             -            -
Less: operating expenses                      0.5          237.1         658.9
                                            -----         ------       -------
Operating income (loss)                       8.3          113.6         394.9

Less: interest expense                         -           137.5         270.0
   depreciation                               8.9          145.7         252.1
                                            -----         ------        -------
Net income (loss)                            (0.6)        (169.5)       (127.2)

Cash generated from operations                8            (28)          150
Cash generated from sales                      -              -            -
Cash generated from financing activities   2,757            398         (133)
Plus:cash distributions                        -             30          121
                                           -------         -------      -------
Cash generated from oper., sales, finncing 2,765.2          400.0        138.1

Less: cash distributions to investors
   --from operating cash flow                  -              -          121.0
   --from sales and financing activities       -             30.0           -
   --from other                                -              -             -
                                            ------          ------       -----
Cash gen. (deficiency) after cash distrib. 2,765.2           370.0        17.1

Less: special items - capital improvements  (763.2)       (2,323.7)       (1.7)
                                           --------       ---------       -----
Cash generated (deficiency) after cash     2,002.0        (1,953.6)       15.4
  distributions and special items

Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss) -- from operations   (0.1)          (17.0)       (12.7)
                         -- recapture           -               -            -
Capital gain                                    -               -            -

Cash distributions to investors
 Source: (on a GAAP basis)-- investment income  -               -            -
                          -- return of captital -              3.0          12.1

 Source: (on a cash basis)-- sales              -               -            -
                          -- fin. activities    -              3.0           0.0
                          -- operations         -               -            -
                          -- other              -               -            -

    Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the table
    (original total acquisition cost of properties retained divided
    by original total acquisition cost of all properties in program).      100%


       61                             TABLE III
                           ESSEX PARTNERS AND AFFILIATES

                        OPERATING RESULTS OF PRIOR PROGRAMS (000)
                              (Through December 31, 1995)

                                       ESSEX MICROTEL ASSOCIATES L.P.

                                       1991
                                       (1)     1992     1993     1994     1995
Gross Revenues                        84.6     745.4    832.5     892      924
Profit on sale of properties            -         -        -       -        -
Less: operating expenses                -      564.1    599.9     603.6    616.5
                                      -----    -----    -----     -----    ----
Operating income (loss)               84.6     181.4    232.6     288.4    307.1

Less: interest expense                51.1      41.6     46.5      47       43
  depreciation                         5.0     155.4    145.4     125      116
                                      ----     -----    -----     ----    -----
Net income (loss)                     28.5     (15.7)    40.8     115.9    148.1

Cash generated from operations        21.7     195.2    167.1     261      269
Cash generated from sales               -         -        -        -        -
Cash generated from fin. activities 2,546.4    125.0   (226.3)  (240.0)  (256.3)
Plus:cash distributions                 -      406      227       240      252
                                    -------    -----    ------   ------   -----
Cash gen. from oper., sales, fin.  2,568.0     726.6    167.9    261.2     264.3

Less: cash distributions to investors
 --from operating cash flow             -      144.2    179.7    240.0     252.0
 --from sales and fin. activities       -      262.2     47.4       -        -
 --from other                           -         -        -        -        -
                                    ------    ------    -----    -----     -----
Cash generated (deficiency) -
after cash distributions.          2,568.0     320.2    (59.2)    21.2      12.3
Less: special items
       - capital improvements     (2,304.8)   (463.4)   (12.9)    (5.3)    (8.9)
                                  --------    -------   ------    -----    ----
Cash generated (deficiency)-
       after cash                    263.2    (143.1)   (72.2)    15.9      3.4
 distributions and special items

Tax and distribution data per $1,000 invested
Federal income tax results:
 Ordinary income(loss)--from oper.     9.8      (5.1)     13.2     37.6     48.0
                     -- from recapture  -         -         -        -        -
Capital gain                            -         -         -        -        -

Cash distributions to investors
 Source:(on a GAAP basis)
             -investment income         -         -         -        -        -
               - return of capital      -      131.8      73.7     77.9     81.7

Source: (on a cash basis)
              -- sales                  -         -         -         -       -
              -- financing activites    -       85.0      15.4      0.0      0.0
              -- operations             -       46.8      58.3     77.9     81.7
              -- other                  -         -         -        -        -

    Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the table
    (original total acquisition cost of properties retained divided
    by original total acquisition cost of all properties in program).      100%


       62                           TABLE III
                        ESSEX PARTNERS AND AFFILIATES
                    OPERATING RESULTS OF PRIOR PROGRAMS (000)

                          (Through December 31, 1995)

                                   ESSEX MICROTEL CARRIER CIRCLE L.P.

                                    1991      1992
                                    (1)     (2 MOS)    1993      1994     1995
Gross Revenues                      0.6     101.7     846.1       968      925
Profit on sale of properties         -         -      (36.4)       -        -
Less: operating expenses            3.0      88.2     560.3      615.5    587.9
                                   ----     -----     ------     -----    -----
Operating income (loss)            (2.4)     13.5     249.5      352.4    337.6

Less: interest expense               -       37.0     225.5      226      226
 depreciation                       1.5      77.2     247.6      218      198
                                   -----    ------    ------    ------    -----
Net income (loss)                  (3.9)   (100.6)   (223.7 )    (91.3)   (85.4)

Cash generated from operations     (2.4)    (13.9)     40.1      125.7    123.2
Cash generated from sales            -         -       66.0         -        -
Cash generated from fin. activities68.8   3,153.5     (66.3)    (105.0)  (117.1)
Plus:cash distributions              -         -        66       105      117
                                  ------  -------     ------    -------  ------
Cash generated
from operations, sales, fin.       66.4   3,139.5     106.1      125.8    123.2

Less: cash distributions to investors
 --from operating cash flow          -         -       40.1       67.0    117.1
 --from sales and fin. activities    -         -       26.2       38.0       -
 --from other                        -         -         -          -        -
                                  ------   -------    -------    ------   -----
Cash generated (deficiency)
     after cash distributions       66.4   3,139.5      39.8       20.8     6.1
Less: special items -
      capital improvements         (56.6) (3,116.6)     (2.2)     (30.1)  (16.9)
                                 -------  ---------    -------   -------  ------
Cash generated
     (deficiency) after cash         9.8      22.9      37.6       (9.3)  (10.7)
  distributions and special items

Tax and distribution data per $1,000 invested
Federal income tax results:
 Ordinary income (loss)
      -- from operations            (5.0)    (75.8)   (168.5)     (68.8)  (64.4)
      -- from recapture               -         -         -          -       -
Capital gain                          -         -         -          -       -

Cash distributions to investors
   Source: (on a GAAP basis)
             -- investment income     -         -         -          -       -
             -- return of capital     -         -       50.0       79.1    88.2

Source: (on a cash basis)
             -- sales                 -         -       19.7       28.6     0.0
             -- financing activites   -         -         -          -       -
             -- operations            -         -       30.2       50.5     88.2
             -- other                 -         -         -          -        -

    Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the table
    (original total acquisition cost of properties retained divided
    by original total acquisition cost of all properties in program).       98%


       63                         TABLE III
                        ESSEX PARTNERS AND AFFILIATES

                     OPERATING RESULTS OF PRIOR PROGRAMS (000)

                           (Through December 31, 1995)

<CAPTURE>
                                   HAGEL-ESSEX L.P.

                                  1991      1992
                                  (1)     (7 MOS)    1993      1994      1995
Gross Revenues                    2.9     545.5     982.6       920       999
Profit on sale of properties       -         -         -         -         -
Less: operating expenses           -      363.7     698.0       647       664
                                 ----    ------     -----       ---       ----
Operating income (loss)           2.9     181.8     284.6       272.9     335.5

Less: interest expense             -       84.9     154.0       153       151
  depreciation                     -      125.6     214.4       182       160

Net income (loss)                 2.9     (28.8)    (83.9)     (62.4)      24.2

Cash generated from operations   (3.4)     70.5     152.7       115       175
Cash generated from sales          -         -         -         -          -
Cash gen. from fin. activit.    915.6   2,054.4    (123.6)    (134.2)    (145.5)
Plus:cash distributions            -      293       109        110        119
                               ------   -------    -------    ------     ------
Cash gen. from
  operat., sales and financing  912.2   2,417.6     138.0       91.1      148.9

Less: cash distributions to investors
 --from operating cash flow        -       67.0     108.9      109.8      119.4
 --from sales and fin. activities  -      224.9        -          -          -
 --from other                      -         -         -          -          -
                                -----   -------     -----      -----      -----
Cash generated (deficiency)
  after cash distributions      912.2   2,125.7      29.1      (18.7)      29.5

Less: special items
    - capital improvements     (800.7) (2,148.7)     (9.3)     (11.5)     (10.7)
                               ------  ---------    ------     ------     ------
Cash generated
  (deficiency) after cash       111.5     (23.0)     19.9      (30.2)      18.8
  distributions and special items

Tax and distribution data per $1,000 invested
Federal income tax results:
 Ordinary income (loss)
          -- from operations      2.9     (28.4)    (82.8)     (61.6)      23.9
          -- from recature         -         -         -          -          -
Capital gain                       -         -         -          -          -

Cash distributions to investors
 Source: (on a GAAP basis)
        -- investment income       -         -         -          -          -
        -- return of capital       -      288.3     107.5      108.4      117.9

 Source: (on a cash basis)
        -- sales                   -         -         -          -          -
        -- financing activities    -         -         -          -          -
        -- operations              -       66.2     107.5      108.4      117.9
        -- other                   -         -         -          -          -

    Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the table
    (original total acquisition cost of properties retained divided
    by original total acquisition cost of all properties in program).      100%


       64                      TABLE III
                     ESSEX PARTNERS AND AFFILIATES

                   OPERATING RESULTS OF PRIOR PROGRAMS (000)

                       (Through December 31, 1994)

<CAPTURE>
                                       ESSEX MICROTEL LeRAY L.P.

                                 1991      1992      1993      1994      1995
Gross Revenues                   864.7     869.6     704.4      689       699
Profit on sale of properties        -         -         -        -         -
Less: operating expenses         567.6     556.4     538.5      543.9     549.4
                                ------     -----     -----      -----     -----
Operating income (loss)          297.1     313.2     165.9      145.4     149.9

Less: interest expense           221.3     179.9     180.0      175       157
  depreciation                   202.5     124.7     118.3      115       121
                                ------     -----     -----      -----     -----
Net income (loss)               (126.7)      8.6    (132.4)    (144.2)   (128.2)

Cash generated from operations    14.0     133.2     (21.3)     (25)       (3)
Cash generated from sales           -         -         -         -         -
Cash generated from fin. activity 39.9    (108.9)      8.0       46         9
Plus:cash distributions           87       104          -         -         -
                                 -----     ------     -----      -----     -----
Cash generated from
 operations, sales and financing  141.3     127.9     (13.2)     21.2       5.6

Less: cash distributions to investors
 --from operating cash flow        55.2     103.6        -         -         -
 --from sales and fin. activities  32.1        -         -         -         -
 --from other                        -         -         -         -         -
                                 ------     ------     -----     -----     -----
Cash generated (deficiency)
   after cash distributions        54.0      24.3     (13.2)     21.2       5.6

Less: special items
   - capital improvements         (49.0)     (9.5)    (15.2)    (18.4)    (13.1)
                                -------     ------    -------   ------    ------
Cash generated
   (deficiency) after cash          4.9      14.8     (28.5)      2.8      (7.5)
  distributions and special items

Tax and distribution data per $1,000 invested
Federal income tax results:
 Ordinary income (loss)
        -- from operations         (82.7)      5.6     (86.4)    (94.2)   (83.7)
        -- from recapture             -         -         -         -        -
Capital gain                          -         -         -         -        -

Cash distributions to investors
  Source: (on a GAAP basis)
            -- investment income      -         -         -         -        -
            -- return of capital     57.0      67.7       0.0       0.0     0.0

  Source: (on a cash basis)
            -- sales                   -         -         -         -       -
            -- financing activities  21.0        -         -         -       -
            -- operations            36.0      67.7       0.0       0.0     0.0
            -- other                   -         -         -         -       -

    Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the table
    (original total acquisition cost of properties retained divided
    by original total acquisition cost of all properties in program).      100%


       65                          TABLE III
                        ESSEX PARTNERS AND AFFILIATES

                        OPERATING RESULTS OF PRIOR PROGRAMS (000)

                            (Through December 31, 1995)


                                    NOTES

(1) These partnerships participated in fundraising and construction activities in the year indicated. The properties owned by the partnerships opened in the following year. If the property operated for less than twelve months in its first year of operations, the number of months the property was open is noted.

(2) There are three properties in Essex Hospitality Associates III L.P.. The first opened September, 1994, the second in April, 1995, and the third in September, 1995. The first full year of operations for all properties will be in 1996.


       66                             TABLE IV

                        ESSEX PARTNERS INC. AND AFFILIATES
                          RESULTS OF COMPLETED PROGRAMS




Table IV presents a summary of operating and disposition results of the prior partnerships sponsored by either Essex Partners or affiliates which have sold all their properties as of June 30, 1996. Table IV presents tax, cash distributions and holding period information with respect to the disposition of such properties.

As of June 30, 1996, no hotel properties have been sold.


       67                       TABLE V
                    ESSEX PARTNERS AND AFFILIATES
                    SALES AND DISPOSALS OF PROPERTIES



Table V presents information on the sales or dispositions of property for the three years ending June 30, 1996 by programs in which Essex Partners or affiliates acted as general partners and that have similiar investment objectives to the Partnership.


 As of June 30, 1996, no hotel properties have been sold or disposed of.


        68                      TABLE VI

                           ESSEX AND AFFILIATES

                   ACQUISITIONS OF PROPERTIES BY PROGRAMS




Table VI presents information with respect to the acquisition and development of properties during the three year period ending June 30, 1996 by programs in which Essex Partners or affiliates acted as general partners.


       69                        TABLE 6

                        ESSEX AND AFFILIATES

                  ACQUISITIONS OF PROPERTIES BY PROGRA

                    (Three Years Ending June 30, 1996)

                                Essex Hospitality Associates III L.P.
Name                            Microtel        Hampton Inn       Microtel (1)

Location                      Birmingham,        Rochester,        Chattanooga,
                                    AL                NY                 TN

Type of property                 hotel             hotel              hotel

Number of units                   102               118                100

Date of purchase                12/30/93          6/28/94            12/30/94

Debt financing                  2,800,000         4,100,000          3,100,000

Cash downpayment                  145,000         1,141,000            145,000

Contract purchase price plus
  acquisition fee (2)          2,812,000         4,989,000           3,103,000

Other cash expenditures
  expensed (3)                    54,000           112,000              62,000

Other cash expenditures
  capitalized (4)                133,000           252,000             142,000

Total acquisition cost          2,999,000         5,353,000           3,307,000


       70                   ESSEX AND AFFILIATES

                 ACQUISITIONS OF PROPERTIES BY PROGRAMS

                   (Three Years Ending June 30, 1996)

                                      Essex Glenmaura
                                          L.P. (1)

    Name                                 Courtyard

    Location                            Scranton, PA


    Type of property                       hotel

    Number of units                         120

    Date of purchase                      7/07/95

    Debt financing                          5,400,000

    Cash downpayment                        2,688,000

    Contract purchase price plus
       acquisition fee (2)                  7,644,000

    Other cash expenditures
       expensed (3)                           104,000

    Other cash expenditures
       capitalized (4)                        340,000

    Total acquisition cost                  8,088,000



       71                      TABLE VI

                        ESSEX AND AFFILIATES

             ACQUISITIONS OF PROPERTIES BY PROGRAMS



(1) These properties are in the process of development. The date of purchase represents the purchase date of the land. The amount of mortgage financing is the amount required to complete the project. The contract purchase price, cash expenditures expensed and cash expenditures capitalized include the estimated costs to complete the project.

(2) For projects involving construction of new facilities, the contract purchase price includes the cost of the land, the building construction cost, cost for furniture and fixtures, architectural and engineering costs and the costs of any permits.

(3) For projects involving construction of new facilities, the other cash expenditures expensed includes any operating supplies, utilities costs and payroll costs incurred prior to the opening of the property.

(4) For projects involving construction of new facilities, the other cash expenditures capitalized includes taxes, insurance and interest costs during construction, opening linen inventory, any travel costs and the initial franchise fee.


       72                     PART II

Item 16.     Exhibits and Financial Statments Schedules

        (a)  Furnish exhibits as required by item 601 of Regulation S-K.

         23. Consents of experts.

             (a)   Consents of KPMG Peat Marwick, LLP.

             (b)   Consents of Coopers & Lybrand, LLP.


       73                       SIGNATURES

     Pursuant to the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New
York on August 7, 1996.

                         ESSEX HOSPITALITY ASSOCIATES IV L.P.
                         By:  Essex Partners Inc.
                         Its: General Partner


                         By:  /s/ John E. Mooney_____________
                              John E. Mooney
                              President and Chief Executive
                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                         Principal Executive Officer of General
                         Partner:

Dated: August 7, 1996    /s/ John E. Mooney_____________________
                         John E. Mooney
                         President and Chief Executive Officer


                         Principal Financial and Accounting
                         Officer of General Partner:

Dated: August 7, 1996    /s/ Richard C. Brienzi_________________
                         Richard C. Brienzi
                         Vice President and Treasurer


                         Executive Vice President of General
                         Partner:

Dated: August 7, 1996    /s/ Jerald P. Eichelberger_____________
                         Jerald P. Eichelberger
                         Executive Vice President


       74                The Board of Directors of General
                         Partner:

Dated: August 7, 1996    /s/ John E. Mooney_____________________
                         John E. Mooney, Director


Dated: August 7, 1996    /s/ Jerald P. Eichelberger_____________
                         Jerald P. Eichelberger, Director


Dated: August 7, 1996    /s/ David J. Whitaker__________________
                         David J. Whitaker, Director


Dated: August 7, 1996    /s/ Barbara J. Purvis__________________
                         Barbara J. Purvis, Director


Dated: August 7, 1996    /s/ Thomas W. Blank____________________
                         Thomas W. Blank, Director


Dated: August 7, 1996    /s/ Richard C. Brienzi_________________
                         Richard C. Brienzi, Director


        75   Exhibit Number                     Exhibit

          23.            Consents of experts.

                         (a)  Consents of KPMG Peat Marwick, LLP.

                         (b)  Consent of Coopers & Lybrand, LLP.


       76                                             Exhibit 23(a)

                 Consent of KPMG Peat Marwick LLP


                       Accountant's Consent




The Partners
Essex Hospitality Associates IV L.P.


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the registration statement (No. #33-96716).


                              /s/ KPMG Peat Marwick LLP

Rochester, New York
August 6, 1996


       77                                             Exhibit 23(a)

                 Consent of KPMG Peat Marwick LLP


                       Accountant's Consent




The Board of Directors of
Essex Partners Inc.


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the registration statement (No. #33-96716).


                              /s/ KPMG Peat Marwick LLP

Rochester, New York
August 6, 1996

       78                                             Exhibit 23(b)

                Consent of Coopers & Lybrand, LLP


We consent to the inclusion in Post Effective Amendment No. 1 to this registration statement on Form S-1 (File No. 33-96716) of our report dated February 1, 1996, on our audit of the financial statements of Essex Glenmaura L.P. We also consent to the reference to our firm under the caption "Experts".


                                   /s/ Coopers & Lybrand, LLP

Rochester, New York
August 5, 1996

       79                       EXHIBIT INDEX

         EXHIBIT NO.                        DESCRIPTION

            27                 FINANCIAL DATA SCHEDULE-ESSEX PARTNERS INC.

                               FINANCIAL DATA SCHEDULE-ESSEX HOSPITALTY
                               ASSOCIATES IV L.P.

                               FINANCIAL DATA SCHEDULE-ESSEX GLENMAURA L.P.